Exhibit 99.1

Bruker Announces New $225 Million Share Repurchase Program and Quarterly Dividend

BILLERICA, Mass. — May 12, 2017 — Bruker Corporation (NASDAQ: BRKR) today announced that its Board of Directors has approved a new share repurchase program authorizing the purchase of up to $225 million of the Company’s common stock over a two-year period commencing May 12, 2017.

Under this program, the Company may repurchase its common stock from time to time, in amounts, at prices, and at such times as the Company deems appropriate, subject to market conditions, legal requirements and other considerations. The Company’s repurchases may be executed using open market purchases, privately negotiated purchases or other transactions during the period from May 12, 2017 to May 11, 2019.

The Company intends to fund repurchases under this share repurchase program from cash on hand and available borrowings under its existing credit facility. The share repurchase program does not obligate the Company to repurchase any specific number of shares, and may be suspended, modified or terminated at any time without prior notice.

“With our strong balance sheet, ongoing margin expansion and cash flow generation progress, we are continuing our share repurchases with the approval of a new $225 million, two-year program,” said Tony Mattacchione, Bruker’s Senior Vice President and Chief Financial Officer.  “We are confident in our ability to fund our organic growth initiatives and further portfolio transformation, while staying committed to disciplined capital deployment and to adding value to both Bruker and its shareholders.”

Bruker Corporation also announced today that its Board of Directors has approved payment of a quarterly cash dividend in the amount of $0.04 per share on the Company’s common stock.  The dividend will be paid on June 23, 2017 to stockholders of record as of June 5, 2017.

About Bruker Corporation

For more than 55 years, Bruker has enabled scientists to make breakthrough discoveries and develop new applications that improve the quality of human life.  Bruker’s high-performance scientific instruments and high-value analytical and diagnostic solutions enable scientists to explore life and materials at molecular, cellular and microscopic levels.

In close cooperation with our customers, Bruker is enabling innovation, productivity and customer success in life science molecular research, in applied and pharma applications, and in microscopy, nano-analysis and industrial applications. In recent years, Bruker has also become a provider of high-performance systems for cell biology, preclinical imaging, clinical phenomics and proteomics research, clinical microbiology, and for molecular pathology research.  For more information, please visit: www.bruker.com.

Forward Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements regarding the Company’s commitment to repurchasing its shares at any level in the future, the anticipated value of shares to be repurchased by the Company, the expected timing of such repurchases and the availability of funds for the repurchase of shares. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual future results and/or events may differ materially from such expectations as a result of important risk factors, which include, in addition to those identified in the

Company’s Form 10-K for the year ended December 31, 2016 and its other filings with the Securities and Exchange Commission: a change in the Company’s share repurchase program by the Company’s Board of Directors or management, including changes in the value of shares to be repurchased or the timing of such repurchases, and unanticipated material payment obligations incurred by the Company that decrease the Company’s willingness or ability to repurchase shares at the anticipated level and timing, or at all. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The Company expressly disclaims any obligation to update or revise these forward-looking statements, except as otherwise specifically stated by the Company or as required by law or regulation.

# # #

Contacts:

Miroslava Minkova

Head of Investor Relations

Bruker Corporation

T: +1 (978) 663 – 3660, ext. 1479

E: Miroslava.Minkova@Bruker.com